EXHIBIT 10.15


                           ARTRA GROUP INCORPORATED


February 18, 1999




Mr. Jeffrey Newman
1970 Bay Boulevard
Atlantic Beach, New York 11509

Re:  Finders Agreement

Dear Mr. Newman:

         The purpose of this letter is to confirm our understanding and agreement regarding a finder's fee that will be paid to you by ARTRA Group Incorporated ("ARTRA") in the event that ARTRA or any of its affiliates consummates  a  transaction  (a  "Transaction")  by  which  ARTRA  (or any  such affiliate) acquires certain assets of WorldWide Web NetworX Corporation ("WWWX"), specifically all of the assets formerly held by BarterOne LLC, a Delaware limited liability company, and 25% of the capital stock of AsseTrade.com, Inc., a Delaware corporation (together, the "Assets").

         It is understood and agreed that, if ARTRA or any of its affiliates consummates a Transaction as aforesaid, ARTRA will pay to you a finder's fee equal to $275,000 in cash or, at your option and instead of such cash payment, ARTRA will issue to you 100,000 shares of unregistered common stock of ARTRA ("ARTRA Shares"). If you elect to accept ARTRA Shares instead of a cash fee, ARTRA will use its good faith efforts to have the ARTRA Shares converted into registered shares in connection with the Proposed Merger described below. The foregoing fee will be paid (or such shares will be issued to you) at the closing of a Transaction, and shall represent payment in full for all services provided by you or any of your employees, agents, associates or affiliates to ARTRA or any of its affiliates in connection with or related to the Transaction. You represent and warrant that no other person or entity has or will have a claim for any fee from ARTRA in connection with services provided by or through you or any of your employees, agents, associates or affiliates, and you will defend, indemnify and hold ARTRA and its affiliates, and their respective successors and assigns, harmless with respect to any such claim.


         ARTRA is presently negotiating the terms of an Agreement and Plan of Merger (the "Proposed Agreement") by and among ARTRA, WWWX, NA Acquisition Corp., a WWWX subsidiary and a Pennsylvania corporation ("NAAC"), and WWWX Merger Subsidiary, Inc., a wholly owned subsidiary of NAAC (the "Merger Sub"), pursuant to




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Mr. Jeffrey Newman
Page Two
February 18, 1999









which NAAC would acquire the Assets from WWWX, ARTRA would be merged into the Merger Sub, and all presently outstanding shares of ARTRA capital stock would be converted into NAAC capital stock ("NAAC Stock") on a one-for-one basis (the "Merger"). It is acknowledged and agreed that, if the Merger is approved by the shareholders of ARTRA and WWWX and is consummated as contemplated by the Proposed Agreement (the "Merger Closing"), the Merger will constitute a Transaction, and your fee will be payable at the Merger Closing. In such event, if you elect to receive the ARTRA Shares as your fee instead of the cash payment, ARTRA will pay such fee with an equivalent number of shares of NAAC Stock.

         If this letter accurately reflects our agreement and understanding, please sign the enclosed copy of this letter and return it to me.

Sincerely,



Peter R. Harvey
President and Chief Operating Officer


Agreed and accepted this 18th day of February, 1999.



                                            /s/ Jeffrey Newman
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Witness                                     Jeffrey Newman
                                            S.S. #
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